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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25/A

                          NOTIFICATION OF LATE FILING


                                                            ....................
                                                               SEC File Number
                                                                  0-32105
                                                            ....................


[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q and Form 10-QSB [ ]Form N-SAR

    For Period Ended: September 30, 2001

    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR

         For the Transition Period Ended: Not Applicable
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     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

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The registrant hereby amends Part I, Registrant Information of its Notification of Late Filing on Form 12b-25 for the quarter ended September 30, 2001 which was filed with the Commission on November 14, 2001.




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Part I--Registrant Information

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     Full Name of Registrant: Red Bell Brewing Company
     Former Name if Applicable: Not Applicable

     Address of Principal Executive Office:

              3100 West Jefferson Street
              Philadelphia, PA 19121-3508



                            RED BELL BREWING COMPANY
                      -------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 19, 2001          By: /s/ James R. Bell
                                     -------------------------------------------
                                     James R. Bell, Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.



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